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Exhibit 2.1

WARRANTY BILL OF SALE AND ASSIGNMENT

        THIS BILL OF SALE AND ASSIGNMENT (the "Bill of Sale") is made and entered into this 25th day of June 2002 (the "Effective Date"), by and between GREENWOOD COMMUNICATIONS CORPORATION ("Greenwood"), a Georgia corporation ("Seller"), the sole shareholder of Seller listed on the signature page to this Bill of Sale (the "Shareholder"), and SMALL TOWN RADIO, INC., a Nevada corporation ("STR").

BACKGROUND

        Seller owns radio station WDGR-AM licensed to Dahlonega, GA (the "Station"), and holds the licenses and authorizations issued by the FCC for the operation of the Station (the "Licenses"). STR desires to acquire the Station, the Licenses, and certain specified assets used in the operation of the Station and Seller is willing to convey such assets to STR upon the terms set forth in this Bill of Sale. The parties to this Bill of Sale acknowledge that the FCC has consented in writing to the sale of the Licenses by Seller to STR pursuant to this the Bill of Sale, and that such consent has become a final order, free of any special conditions adverse to STR ("FCC Approval"). The parties to this Bill of Sale acknowledge that Shareholder is the sole shareholder of Seller and will receive a direct personal benefit from the transactions contemplated by this Bill of Sale.

Agreement

        For and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree:

1. Conveyance of Purchased Assets.  Seller does hereby irrevocably and unconditionally grant, sell, convey, transfer, assign, and deliver to STR, free and clear of all liabilities (known, unknown, fixed, liquidated, or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever all right, title, and interest in and to the assets, properties, and rights of Seller listed on Schedule 1, attached hereto, and does hereby irrevocably and unconditionally, transfer, assign, convey, and deliver to STR, all right, title, and interest in and to the Licenses free and clear of all liabilities (known, unknown, fixed, liquidated, or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever (collectively, the "Purchased Assets"). The closing ("Closing") occurred on the Effective Date at the offices of Baker Donelson Bearman & Caldwell, PC, 5 Concourse Parkway, Suite 900, Atlanta, GA 30328.

2. Lease of Real Property.  STR does hereby execute and deliver Real Property Lease in the form attached to this Bill of Sale as Exhibit C.

3. Assignment and Assumption of Assumed Liabilities.  STR DOES NOT AND SHALL NOT ASSUME ANY LIABILITIES OF SELLER OR SHAREHOLDER.

4. Purchase Price.  For and in consideration of the Purchased Assets, and against delivery of the Purchased Assets, STR hereby delivers to Seller the purchase price for the Purchased Assets in the manner set forth on Exhibit A to this Bill of Sale.

5. Representations, Warranties, and Covenants.  Seller and Shareholder hereby represent and warrant to, and covenant with, STR that, except as disclosed in writing to STR in an attachment to this Bill of Sale:

        5.1 Status and Authority of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with all necessary corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where its business is conducted and such properties are owned, leased, or operated. Seller is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the failure to be so qualified would have a material adverse affect on Seller or the Purchased Assets. Seller has the full power and authority to enter into this Bill of Sale and the Lease (collectively, the "Transaction Documents"), and to consummate the transactions contemplated thereby. The execution, delivery, and performance of each Transaction Document by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller's board of directors and sole shareholder. Each Transaction Document is the legal, valid, and binding obligation of Seller, and to the extent a party thereto, the Shareholder, and is enforceable against each of Seller and such Shareholder in accordance with its terms. Neither the execution and delivery of the Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated by the Transaction Documents will (a) violate Seller's Articles of Incorporation or Bylaws; (b) violate any provisions of law or any order of any court or any governmental unit to which Seller or Shareholder are subject, or by which the Purchased Assets may be bound; (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other agreement to which Seller and Shareholder are a party or by which they or any of the Purchased Assets may be bound; or (d) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets, result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations under any of the Assumed Liabilities. Except for FCC Approval needed for the transfer of the Licenses, no consent, approval, authorization, or action by any third party or any court, administrative agency, or other governmental authority is required in connection with the execution, delivery, and performance by Seller and Shareholder of the Transaction Documents or the consummation by Seller and Shareholder of the transactions contemplated the Transaction Documents.

        5.2 Status of Purchased Assets.  Seller has good and marketable title to the assets listed on Schedule 1, free and clear of any and all liens, claims, charges, security interests, and encumbrances of any kind or nature whatsoever. The assets listed on Schedule 1 are in AS IS WHERE IS condition. All Purchased Assets are located at the addresses specified in Schedule 1. The business of Seller has not been conducted at, nor have any assets of Seller been located at, any other address within the last five (5) years. During the last five (5) years, Seller has conducted its business only under the name "Greenwood Communications Corporation."

        5.3 Conduct of Business.  Seller is not subject to any judgment, order, writ, injunction, or decree that adversely affects the Purchased Assets. The Purchased Assets are, to Seller's knowledge, in compliance with all material federal, state, and local governmental laws, ordinances, and rules and all regulations of authorities having jurisdiction over Seller or the Purchased Assets, except where the failure to so operate would not have an adverse effect on the Purchased Assets. There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending or, to the knowledge of Seller or Shareholder, threatened against, or affecting any of the Purchased Assets at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign nor is there any basis known to Seller or Shareholder for such claims. Seller has timely filed all federal income and employment tax returns, and all state, county and local income, franchise, property, sales, use, employment, and other tax returns required to be filed by it on or prior to Closing, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all material respects. Seller has paid all federal, state, county and local income, franchise, property, sales, use, employment (including FICA and FUTA), and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to the Stations or the Purchased Assets for all periods ended on the Closing Date. Seller has received no inquiry concerning, and to its knowledge is not in violation of, any federal or state law regarding broadcasting, hazardous materials, environmental protection, or occupational safety and health.

6. Power of Attorney.  Seller hereby constitutes and appoints STR, its successors or assigns, the true and lawful attorney of Seller with full power of substitution, for the benefit and at the expense of STR: (a) to institute and prosecute all proceedings which STR may deem proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to any of the Purchased Assets, to defend or compromise any and all actions, suits, or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as STR shall deem advisable and (b) to take all action which STR may deem proper in order to provide STR the benefits under any of the Purchased Assets where any required consent of another party shall not have been obtained at or prior to Closing. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by Seller.

7. Further Assurances.  Seller hereby covenants and agrees that, at any time and from time to time after the delivery of this Bill of Sale, Seller, its successors and assigns will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, bills of sale, powers of attorney, assurances and documents which STR may reasonably require to more effectively grant, sell, convey, assign, transfer, set over to or vest in STR the License or to carry into effect the intent and purposes of this Bill of Sale and the transactions contemplated hereby.

8. Indemnification.  Seller and Shareholder hereby agree to indemnify, defend, and hold harmless STR from, against, and in respect of any and all Losses (as defined below) asserted against, relating to, imposed upon, or incurred by STR by reason of, resulting from, or based upon: (i) the inaccuracy or untruth of any representation or warranty of Seller contained in or made pursuant to this Bill of Sale or in any certificate, Schedule, or Exhibit furnished by Seller, in connection with the Closing of the transactions contemplated by this Bill of Sale, (ii) the breach by Seller of any covenant or agreement made in or pursuant to this Bill of Sale or any agreement executed by Seller, and delivered to STR in connection with the Closing of the transactions contemplated by this Bill of Sale, or (iii) any liability of Seller or Shareholder that is asserted against or becomes a liability of STR that is not an Assumed Liability. Seller's obligation to indemnify STR for Losses is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before the third (3rd) anniversary of the Closing Date. STR's remedies against Seller for any Losses hereunder shall be cumulative, and the exercise by STR of its right to indemnification hereunder shall not affect the right of STR to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Seller shall not be liable for damages in excess of the actual damages suffered by STR as a result of the act, circumstance, or condition for which indemnification is sought. The maximum liability of Seller and Shareholder for Losses hereunder shall in no event exceed $153,000. For the purposes of this Section 8, the terms "Loss" and "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses. All statements contained in any certificate, Exhibit, or Schedule delivered by or on behalf of Seller or Shareholder pursuant to this Bill of Sale shall be deemed representations and warranties hereunder by Seller or Shareholder, as the case may be. Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of STR pursuant to this Agreement shall in no way limit, affect, or impair the ability of STR to rely upon the representations, warranties, covenants, and agreements of Seller set forth in this Bill of Sale.

9. Amendment and Modification; Waiver.  This Bill of Sale may be amended, modified, and supplemented by written agreement authorized and executed by STR and Seller at any time with respect to any of the terms contained herein. No waiver by STR of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by STR. The waiver by STR of a breach of any provisions of this Bill of Sale shall not operate or be construed as a waiver of any other or subsequent breach.

10. No Third-Party Beneficiaries.  This Bill of Sale is for the sole and exclusive benefit of STR and its respective successors and assigns and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, or Seller other than STR and its respective successors and assigns any rights, remedies, or claims under, or by any reason of, this Bill of Sale or any terms, covenants, or conditions hereof.

11. Governing Law.  this bill of sale shall be governed by and construed in accordance with the laws of the state of georgia without giving effect to such state's laws and principles regarding the conflict of laws. The parties agree that any appropriate state court located in Fulton County, Georgia or the Federal Court located in the Northern District of Georgia, Atlanta Division shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts and agree not to object to forum or venue.

12. Headings.  The headings of this Bill of Sale are for reference purposes only and shall not affect in any way the meaning or interpretation of this Bill of Sale.

13. Mutual Release.  Seller and Shareholder on one hand, and STR on the other, mutually agree that as between themselves, there shall be a full, complete, and mutual release of any and all claims, demands, causes of action arising at any time prior to the Effective Date. The obligations created by this Bill of Sale and the Lease are not effected by this Section 12 and are not released.

14. Notices.  Any notice or document required or permitted to be delivered hereunder, and payment of rent, may be delivered in person or shall be deemed to be delivered, when deposited in the United States mail, postage prepaid, addressed to the parties at the addresses indicated below, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith: If to Landlord at: Greenwood Communications Corp., 91 Lake Circle, Dahlonega, GA 30553, Attention: CEO and if to STR at: Small Town Radio, Inc., 12600 Deerfield Parkway, Suite 100, Alpharetta, GA 30004, Attention: CEO

15. Noncompete.  Seller and Shareholder each covenant and agree that for a period of three (3) years commencing on the Effective Date, neither Seller, nor Shareholder will directly or indirectly, own any material interest in, manage, operate, join, or control, nor participate in the management, operation, or control of, a radio station in Lumpkin County and any county that is adjacent to Lumpkin County, Georgia. In the event that this provision shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the parties hereto agree that this provision shall be reformed to set forth the maximum limitations permitted under applicable law.

THIS BILL OF SALE is being executed by Seller and Shareholder and shall be binding upon Seller and Shareholder, its [their] successors and assigns, for the uses and purposes set forth and referred to above, and shall be effective as of the date first above written.

Seller:		STR:
Greenwood Communications, Inc.		Small Town Radio, Inc.
By:	/s/ Doug Roy Doug Roy, Chief Financial Officer	By:	/s/ Daniel W. Hollis Daniel W. Hollis, Chairman and CEO
Attest:		Attest:
By:	/s/ Lee Ann Roy Lee Ann Roy, Secretary	By:	/s/ Gerardo M. Balboni Gerardo M. Balboni II, Assistant Secretary
Shareholder:
Shareholder joins in the execution of this Bill of Sale to acknowledge the obligations of Shareholder in Paragraph 8 of this Bill of Sale.
/s/ Ann B. Greenwood Ann B. Greenwood

ACKNOWLEDGEMENT

        STATE OF Georgia  )

        COUNTY OF Fulton  )

        On the 25th day of June, 2002 before me personally appeared Doug Roy to me personally known or proved to me on the basis of satisfactory evidence to be the person described in and who executed the foregoing instrument as the Chief Financial Officer of Seller, who being by me duly sworn, did depose and swear that she is Chief Financial Officer of Seller, the corporation described in and which executed this Bill of Sale; that this Bill of Sale was signed on behalf of Seller by order of its Board of Directors with the consent of the holders of at least a majority of the issued and outstanding shares of common stock and other voting securities; and that she acknowledged said instrument to be the free act and deed of Seller.

                      Notary Public
                      [Seal]

                      My commission expires:

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  Exhibit 2.1
WARRANTY BILL OF SALE AND ASSIGNMENT
BACKGROUND
Agreement
ACKNOWLEDGEMENT